EXHIBIT 12 TO FORM 10-K
UMB FINANCIAL CORPORATION
Computation of Ratio to Fixed Charges

2001	2000	1999	1998	1997	1996

Income before income taxes and change in accounting principle	90,934	88,107	87,052	75,976	89,801	85,530
Add
Portion of rents representative of the interest factor	1,797	1,468	1,417	1,282	761	817
Interest on indebtedness other than deposits	37,211	63,822	60,447	48,725	43,844	41,446
Amortization of debt expense	65	65	65	65	65	65

Income as adjusted excluding interest on deposits	130,007	153,462	148,981	126,048	134,471	127,858
Add interest on deposits	107,928	132,555	122,876	138,367	127,950	123,135

Income as adjusted including interest on deposits	237,935	286,017	271,857	264,415	262,421	250,993

Fixed charges
Interest on indebtedness other than deposits	37,211	63,822	60,447	48,725	43,844	41,446
Portion of rents representative of the interest factor	1,797	1,468	1,417	1,282	761	817
Amortization of debt expense	65	65	65	65	65	65

Fixed charges excluding interest on deposits	39,073	65,355	61,929	50,072	44,670	42,328
Interest on deposits	107,928	132,555	122,876	138,367	127,950	123,135

Fixed charges including interest on deposits	147,001	197,910	184,805	188,439	172,620	165,463

Ratio of earnings to fixed charges

Excluding interest on deposits	3.33	2.35	2.41	2.52	3.01	3.02

Including interest on deposits	1.62	1.45	1.47	1.40	1.52	1.52